Exhibit 10.50

Certain identified information in this document has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

ASSET PURCHASE AGREEMENT

by and between:

Kineta Four LLC,

a Washington limited liability company;

and

SIGA Technologies Inc.

a Delaware corporation.

Dated as of August 14, 2014

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of August 14, 2014 (the “Effective Date”), by Kineta Four, LLC, a Washington limited liability company (the “Purchaser”), and SIGA Technologies Inc., a Delaware corporation (collectively, the “Seller”). Purchaser and Seller may be individually referred to as a “Party” or collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A hereof.

Recitals

Seller is in the drug discovery and development business, and has, among other programs, an Arenavirus research and development program that is in a preclinical stage. Purchaser wishes to purchase and acquire from Seller, and Seller wishes to sell and transfer to Purchaser, certain assets and intellectual property rights owned or controlled by Seller that relate solely to its preclinical Arenavirus research and development program.

Agreement

NOW, THEREFORE, in consideration of the covenants, representations and warranties made herein, and of the benefits to be derived hereby, the parties hereto agree as follows:

Article I

Sale and Purchase of the Assets; Other Rights

1.1          Assets. Subject to the terms and conditions hereinafter set forth, Seller hereby sells, transfers, conveys and assigns to the Purchaser, and the Purchaser hereby purchases, accepts and acquires from Seller for Purchaser’s full enjoyment and use for any and all purposes, all right, title and interest of Seller in and to the following (collectively, the “Arenavirus Assets”), all as listed on Schedules 1.1(a) through 1.1(d) attached hereto:

(a)           the Arenavirus Know-How;

(b)           the Arenavirus Patents;

(c)           the Arenavirus Materials and Equipment;

(d)           the Arenavirus Documents;

(e)           all rights to file for and prosecute any Intellectual Property applications relating to the patents, patent applications and know-how set forth in subsection (a) and (b) above, all rights to claim priority thereto, and to hold any patents and other registrations which may be granted therefor, including any and all divisions, continuations, in whole or in part, substitutions, renewals, reissues, reexaminations, and extensions thereof, and all national, foreign counterpart and treaty applications claiming priority therefrom;

(f)            Seller’s rights under the Contracts listed on Schedule 1.1(f) (the “Terminated Contracts”) that survive the termination of such Terminated Contracts; and

(g)           the Contracts listed on Schedule 1.1(g) (the “Assigned Contracts”), pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit B and incorporated herein by reference, provided that Seller has obtained from each counterparty to an Assigned Contract prior to Closing a novation with respect to the Seller.

1.2          No Liabilities or Liens. Subject to the terms and conditions hereof, at the Closing, Seller shall sell and convey the Arenavirus Assets to the Purchaser, free and clear of all Liabilities and Liens except for those Liabilities and Liens described in Section 1.4 or Schedule 1.4.

1.3          Reserved.

1.4         Assumption of Liabilities. Notwithstanding any provision hereof and except as set forth on a schedule or exhibit hereto, the Purchaser shall assume, and agree to perform and otherwise pay, satisfy and discharge when due, all Liabilities relating to or arising in whole or in part out of the Purchaser’s ownership of the Arenavirus Assets following the Closing, or the use or exploitation of the Arenavirus Assets to the extent such Liabilities have arisen after the Closing (the “Assumed Liabilities”). Specifically and without limiting the foregoing, the Purchaser shall not be liable for any Liabilities relating to or arising from (a) the ownership and exploitation of any Arenavirus Assets (or products and services based on the foregoing) prior to Closing; (b) any asset, property or right not expressly purchased or assumed by the Purchaser under this Agreement; or (c) any obligation of Seller under the Terminated Contracts, and any obligation under the Assigned Contracts arising prior to the Closing, other than expressly set forth in Schedule 1.4 or otherwise specifically assumed pursuant hereto or any agreement executed herewith.

1.5          Delivery of Assets and Remedial Action. Seller shall deliver, or shall cause to be delivered, to the Purchaser the Arenavirus Assets pursuant to the Transfer Plan. Without limitation of other remedies available to the Purchaser, in the event (a) Seller or Purchaser at any time before or within eighteen months after Closing discovers or learns or becomes aware, or an Action or Proceeding is threatened, filed or commenced from and after the Closing claiming, that Seller did not have at the time of Closing, the necessary rights or title to sell, convey or assign to the Purchaser (as applicable) any of the Arenavirus Assets that are material to the future development of the Arenavirus Assets by Purchaser pursuant to the Development Plan (the “Material Arenavirus Assets”), or (b) any of the Material Arenavirus Assets is transferred to the Purchaser subject to a Lien or Liability in violation of Section 1.2, other than any such Lien or Liability arising out of a claim by a third party made after the Closing challenging the validity or enforceability of an Arenavirus Patent (the “Rights Encumbrances”), the following shall apply with respect to such Arenavirus Assets:

1.5.1       Seller shall notify the Purchaser immediately in writing in reasonable detail of the facts learned, the Lien, Liability or restriction, or of the Action or Proceeding, and Seller shall promptly, in consultation with Purchaser, provide to Purchaser a proposed corrective plan reasonably acceptable to Purchaser whereby Seller exercises all its reasonable commercial efforts in a diligent manner and at its expense pursuant to the agreed upon plan, to procure the necessary rights so that the Purchaser may enjoy and receive the benefits of the Arenavirus Assets to the full extent contemplated under this Agreement, provided that, with respect to curative efforts that would require significant expenditures, the parties will cooperate to find additional alternative solutions that are available at lesser cost and are reasonably acceptable to Purchaser, and provided further that in no event shall the Seller be required to spend, in the aggregate, in excess of $50,000 on all such curative efforts;

1.5.2       With respect to any Liens that were perfected on or before the Closing date on any of the Material Arenavirus Assets, Seller shall take the appropriate actions to obtain releases or title from the third parties regarding such Liens, which releases shall fully extend to Purchaser, Purchaser Affiliates and their successors and assigns.

1.5.3       Seller shall provide to Purchaser access to all information reasonably necessary for Purchaser to understand and evaluate the nature of the Rights Encumbrances and assess the possible solutions;

1.5.4       Seller must act diligently and cooperate with Purchaser, in a reasonable manner, in taking the steps set forth above, and shall provide reasonable documentation to Purchaser of the resolution of Rights Encumbrances;

1.5.5       Notwithstanding any contrary provision of this Agreement, obligations of the Seller under this Section 1.5 to take reasonable remedial action shall be the sole remedy of the Purchaser with respect to the matters set forth herein, and the indemnification of Seller in Section 6.1 below shall not apply to any Damages suffered by Purchaser as a result of Rights Encumbrances; and

1.5.6       Purchaser shall have the right to offset any actual costs, fees and expenses it incurs in connection with the clearance of any Rights Encumbrances against any of the Milestone Payments pursuant to Section 2.2 below.

Article II

Purchase Price and Other Consideration

2.1          Closing Consideration. In consideration for the Arenavirus Assets, Purchaser shall issue to Seller at Closing that number of Profits Interest Units of Purchaser (the “Units”) equal to [***] of the fully-diluted capitalization of Purchaser as of the Closing Date pursuant to a Profits Interest Unit Grant Notice and corresponding Profits Interest Unit Agreement (the “Profits Interest Grant Agreement”).

2.2          Milestone Payments. The Purchaser shall make non-refundable, non-creditable payments following the occurrence of the event in the tables set forth in this Section 2.2, (each such event or date, a “Milestone” and each such payment, a “Milestone Payment”), within thirty (30) calendar days of such occurrence (unless set forth otherwise below). Purchaser shall notify Seller within ten (10) calendar days following the occurrence of a Milestone. Each such Milestone Payment shall be made only once, regardless of how many times the corresponding Milestone has been met and, for purposes of clarity, shall be in addition to and not in lieu of any royalty or other payment otherwise provided for herein.

2.2.1       Arenavirus Assets. Purchaser shall make the following Milestone Payments to Seller based on Milestones achieved in the development of the Arenavirus Assets:

	Event	Payment Amount
i.	The first dosing of the first patient in the first Phase 2 Clinical Trial for the first Royalty-Bearing Product.	[***]
ii.	The first dosing of the first patient in the first Phase 3 Clinical Trial for the first Royalty-Bearing Product.	[***]
iii.	The first commercial sale of the first Royalty-Bearing Product.	$1.5 million
iv.	Ninety (90) days after the end of the first calendar year in which worldwide Net Sales of the first Royalty-Bearing Product exceeds [***].	$2.5 million

2.3         Royalty.

2.3.1       Royalty Rate.

(a)          Purchaser agrees to pay to Seller royalties on Net Sales of Royalty-Bearing Products in each calendar year as follows:

for each Royalty-Bearing Product, [***] of Net Sales, provided that in the event that at any time during the term of this Agreement the Purchaser or any of its Affiliates or sublicensees enters into any contract with the United States Government to sell a Royalty Bearing Product to any agency of the United States Government for any purpose, the applicable royalty on Net Sales for any such contract shall be [***] (each, a “Product Royalty”).

(b)          If Purchaser reasonably determines that in-licensing or acquiring intellectual property is necessary for the development, manufacture or commercialization of a Royalty Bearing Product, Purchaser shall notify Seller in writing which writing will provide a detailed explanation of the rational for such in-licensing or acquired intellectual property and Purchaser may in-license or acquire such intellectual property through an arms-length transaction from a third party (other than an Affiliate or related party). In such event, Purchaser shall have the right to deduct thirty-three percent (33%) of all payments made by Purchaser to such third party (other than an Affiliate or related party) in consideration for such in-license or acquisition from the respective Arenavirus Royalty otherwise due to Seller under this Section 2.3.1 The term “related party”, as used in this Section 2.3.1(b), means a person or entity with which the Purchaser has an agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the sale or exploitation of the respective Product without which such other agreement, understanding or arrangement, the amounts, if any, charged by Purchaser to such person or entity would be materially higher than the net invoice price actually received.

(c)          The respective Product Royalty payable under this Section 2.3.1 shall be reduced by fifty percent (50%) of the amounts otherwise payable to the Seller for any particular Royalty-Bearing Product in a particular country, if during any calendar year (i) there is Generic Product with respect to such Royalty-Bearing Product sold by one or more third parties in such country, and (ii) all sales of such Generic Product in such year equals 25% or more of the aggregate sales of Royalty Bearing Products and Generic Products in such country in such year. The determination in the preceding sentence shall be based on data provided by IMS International, or if such data is not available, such other reliable data source as the parties may agree upon.

2.3.2       Royalty Term. Purchaser’s obligation to pay Product Royalties shall commence on the first commercial sale of each Royalty-Bearing Product and shall expire, on a country-by-country basis, at the expiration of the last-to-expire of each Arenavirus Patent the absence of which would disqualify such product as a Royalty Bearing Product in such country, either by operation of the term of such patent or through invalidation in a final decision by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken (the “Royalty Term”).

2.3.3       Royalties Payable to Third Parties. Seller, and not Purchaser, shall be solely responsible for the payment of any royalties, fees or other compensation owed to third parties pursuant to any agreement between Seller and such third parties (including expressly the Terminated Contracts), other than the Assigned Contracts, that may result from any development, approval or sale of any Royalty-Bearing Product. Seller agrees to pay, or cause to be paid, any fees owed to such third parties in a timely basis in accordance with the applicable agreements and to indemnify and hold harmless Purchaser and its successors and assigns for any claim by any such third party or its successors relating to any breach by Seller, Seller Affiliates or their respective successors and assigns of any provision of those agreements. Seller hereby represents that there are no other agreements to which it is bound, other than the Assigned Contracts, which creates a royalty obligation to a third party based on the development, use, manufacture, sale, or other exploitation of any Royalty-Bearing Products.

2.3.4       Method of Payment of Royalties. Purchaser shall pay the royalties under Section 2.3.1 to Seller within sixty (60) days of the end of each calendar year. Each such payment shall be accompanied by a calculation of the royalties setting forth the amount collected as well as the amount of deductions. Any Product Royalty payments due to Seller shall be made in U.S. Dollars by wire transfer to a bank account designated by Seller. The rate of exchange to be used in computing Net Sales and the amount of currency equivalent in U.S. Dollars due to Seller shall be made at the rate of exchange, calculated as the average of the sales and the purchase exchange rate, quoted for the close of business on the last day of business of the applicable royalty period in The Wall Street Journal, Eastern Edition. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued on Net Sales in that country shall be paid to Seller in a bank account designated by Seller in such country.

2.3.5       Inspection of Records. Purchaser shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records setting forth (gross sales of each Royalty Bearing Product, Net Sales of each Royalty Bearing Product, the deductions used to calculate Net Sales and amounts payable hereunder to Seller for each such Royalty Bearing Product. Purchaser shall, and shall cause its Affiliates and sublicensees, to permit Seller, by independent qualified public accountants employed by Seller and reasonably acceptable to Purchaser, to examine such books and records at any reasonable time upon reasonable notice, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to Section 2.3.4. The foregoing right of examination may be exercised only once during any twelve (12)-month period. If any such examination shows an underpayment of more than five percent (5%) of the amount due for any applicable period, Seller shall have the right, by independent qualified public accountants employed by Seller and reasonably acceptable to Purchaser, to conduct an additional examination of the sales and royalty books and records to determine if the cause of the underpayment has been corrected. Any such examination shall be in addition to Seller’s annual right to examine such books and records and must be conducted during the twelve (12)-month period immediately following the completion of the examination which identified the underpayment of more than five percent (5%). Such accountants may be required by Purchaser to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Seller any information, other than such information as relates to the accuracy of reports and payments made or due hereunder. The opinion of such accountants regarding such reports, accountings and payments shall be binding on the parties, other than in the case of manifest error. Seller shall bear the cost of any such examination; provided that if the examination shows an underpayment of Royalty Payments of more than five percent (5%) of the amount due for the applicable period, then Purchaser shall promptly reimburse Seller for all costs incurred for such examination. Purchaser shall promptly pay to Seller the amount of any underpayment of Royalty Payments plus reasonable interest revealed by any such examination and review.

Article III

Representations and Warranties

3.1         Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser

3.1.1       Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing therein. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Seller. This Agreement and each of the Ancillary Agreements is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

3.1.2       No Conflicts. Except as set forth on Schedule 3.1.2 hereof, the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any applicable law, (ii) the Certificate of Incorporation or bylaws of Seller, or (iii) any Contract or other contract, agreement or other instrument to which Seller is a party or by which Seller or any of their respective properties or assets, including without limitation the Arenavirus Assets, may be bound or affected. Except as set forth on Schedule 3.1.2 hereof, no Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, or the use by Purchaser of the Arenavirus Assets from and after Closing in the manner contemplated by this Agreement.

3.1.3       Legal Proceedings. There is no Action or Proceeding pending or threatened, against or adversely affecting Seller relating to any of the Arenavirus Assets, or materially relating to or likely to impact adversely the transactions contemplated by this Agreement or Purchaser’s right or ability to use any of the Arenavirus Assets from and after Closing. Seller has not received notice, and does not otherwise have knowledge, of any orders (governmental or judicial), judgments, show cause demands or decrees outstanding against Seller that relate to or would constitute a Lien on any of the Arenavirus Assets, or that would prevent, restrict or otherwise adversely affect the transactions contemplated hereby or Purchaser’s right or ability to use any of the Arenavirus Assets from and after Closing.

3.1.4       Consents of Governmental Authority. All Consents of any Governmental Authority necessary for the ownership, possession, licensing and use of the Arenavirus Assets by the Seller, if any, shall be in full force and effect on or prior to the Closing and Seller shall be in compliance with all such Consents.

3.1.5       Assets. Seller has or will have as of the Closing (a) good title to all the owned Arenavirus Assets free and clear of any and all Liens other than Permitted Liens, and (b) received all Consents and all necessary rights to sell, transfer, grant and deliver to Purchaser the Arenavirus Assets.

3.1.6       Contracts. Schedules 1.1(f) and 1.1(g) contain a complete and correct list of the Assigned Contracts and Terminated Contracts. Except as disclosed in one or more Schedules hereto, there will be no unperformed obligations of Seller under the Assigned Contracts as of the Closing which were required to be performed prior to Closing. All of the Assigned Contracts are in full force and effect and enforceable in accordance with their terms. Seller has provided to Purchaser a full and complete copy (including all amendments, side agreements, waivers and files) of the Assigned Contracts and Terminated Contracts. There is no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default under any Assigned Contract on the part of Seller or, to Seller’s knowledge, any other party thereto except as set forth in Schedules 1.1(f).

3.1.7       Government Contracts. Except as set forth on Schedule 3.1.7, there are no Contracts or which Seller is aware granting rights to or reserving rights in any of the Arenavirus Assets to or by such Governmental Authority.

3.1.8       Intellectual Property.

(a)          Schedule 1.1(b) lists all Arenavirus Patents, and, to the knowledge of Seller after due inquiry, any proceedings or actions pending or, to the knowledge of Seller after due inquiry, threatened as of the date hereof before any Governmental Authority or tribunal (including the PTO, Federal Trade Commission or equivalent authority anywhere in the world) related to any of the s Arenavirus Patents. Seller shall have fulfilled its obligation to make due inquiry by inquiring of its general patent counsel as to matters relevant to the foregoing representation. Seller is the sole and exclusive owner of the Arenavirus Patents and, with respect to any patents and patent applications that are part of Arenavirus Patents. Seller is not aware of any claim of inventorship with respect thereto by a third party not listed as an inventor therein Arenavirus

(b)          In each case where a Patent is held by the Seller by assignment, the assignment has been duly recorded with the PTO.

(c)          (i) Seller owns or possesses valid rights to use all Arenavirus Patents, and the use thereof by Purchaser and Purchaser Affiliates will not to the knowledge of the Seller trigger an obligation to pay fees or royalties to any third party; (ii) to the Seller’s knowledge, the use of the Arenavirus Patents by Seller prior to Closing and by Purchaser after Closing, do not infringe or misappropriate the Intellectual Property of any Person or any material term or provision of any license or contract concerning such Intellectual Property to which Seller is a party or to which it is bound; (iii) Seller has received no notice from any Person claiming that any of the Arenavirus Patents infringes or misappropriates the Intellectual Property of any Person; (iv) to the knowledge of Seller, no Person is infringing or misappropriating any Arenavirus Patents or Know-How.

(d)          Seller has not transferred ownership of or granted any license or other right to use or authorized the retention of any rights to exploit any of the Arenavirus Patents, to or for the benefit of any other Person.

(e)          Seller has not agreed not to sue or assert Intellectual Property rights against any Person or to indemnify another Person, and no Person has agreed not to sue or assert Intellectual Property rights against Seller or to indemnify Seller, in connection with the Arenavirus Patents.

3.1.9       Brokers; Finders. All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Purchaser for any brokerage or finder’s commission, fee or similar compensation.

3.2          Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

3.2.1       Authorization. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Washington. Purchaser has the power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Purchaser. Purchaser has duly executed and delivered this Agreement and each of the Ancillary Agreements. This Agreement and each of the Ancillary Agreements is a legal, valid and binding obligation of each Purchaser, enforceable against it in accordance with its terms.

3.2.2       Brokers; Finders. All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Purchaser upon consummation of the transactions contemplated hereby or thereby.

3.3          DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY KNOW-HOW, CONSTRUCTS, CELL LINES, GENES, COLLECTION, PORTFOLIO, DATABASE, TECHNOLOGY OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) SOLD, LICENSED OR OTHERWISE TRANSFERRED TO THE OTHER PARTY PURSUANT TO THE TERMS OF THIS AGREEMENT.

Article IV

Closing; Deliveries at Closing

4.1          Closing and Conditions. The closing of the transactions contemplated in this Agreement (the “Closing”) shall occur on the Effective Date.

4.2          Conditions of the Purchaser’s Obligations at Closing. The obligations of Purchaser to the Seller under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.2.1       Deliveries. At the Closing, and as a condition thereto, Seller is delivering, or causing to be delivered, the following to Purchaser:

(a)          the Transfer Plan;

(b)          the Assignment and Assumption Agreement executed by Seller for the Arenavirus Assets, a copy of which is attached hereto as Exhibit B;

(c)          a copy of the Operating Agreement of Purchaser (the “Operating Agreement”) signed by Seller;

(d)          a copy of the Profits Interest Grant Agreement signed by Seller;

(e)          All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested, including documents such as good standing certificates and tax certificates; and

(f)           all other assignments and instruments of conveyance necessary or reasonably desirable for Seller to sell, assign, transfer, convey and deliver the Arenavirus Assets to the Purchaser, if any.

4.2.2       Representations and Warranties. The representations and warranties of the Seller contained in Article III shall be true and correct in all material respects on and as of the Closing.

4.2.3       Performance. The Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.2.4       Employee Service Obligations. The service obligations which each of the Named Employees owes to the Seller (and all of Seller’s obligations to such Named Employees) shall have been extinguished.

4.3         Conditions of the Seller’s Obligations at Closing. The obligations of Seller to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.3.1       Purchaser’s Deliveries. At the Closing, Purchaser is delivering, or causing to be delivered, the following to Seller:

(a)          The Development Plan for the Arenavirus Assets, a copy of which is attached hereto as Exhibit C;

(b)          a copy of the Profits Interest Unit Agreement signed by Purchaser; and

(c)          a true and accurate copy of all organizational documents of the Purchaser, including without limitation the Operating Agreement.

4.3.2       Representations and Warranties. The representations and warranties of the Purchaser contained in Article III shall be true and correct in all material respects on and as of the Closing.

4.3.3       Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

Article V

Covenants

5.1         Further Assurances.

5.1.1       For a period of one year following the Effective Date, each Party shall, to the extent reasonably requested by the other Party and at such other Party’s sole expense, execute and deliver such documents and instruments and take such other actions as such other Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

5.1.2       After the Closing, the Seller shall deliver or transfer to the Purchaser, as appropriate, all Arenavirus Assets in each case pursuant to the Transfer Plan.

5.2         Confidentiality. Neither the Seller nor the Purchaser shall issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated by this Agreement without the prior written consent of the other Party; provided, however, that (a) either Party shall have the right to make such disclosure to the extent required by law, rule or regulation (including any regulation of any self regulatory authority) or court order, including without limitation securities laws, without first obtaining such written consent from the other Party and (b) either Party shall have the right to make such disclosure to its actual or potential investors, advisors, directors, licensees, acquirors or investors without such written consent from the other Party.

5.3         Named Employees. The parties acknowledge that a fundamental aspect of Purchaser’s acquisition of the Arenavirus Assets is the potential employment or retention as consultant by Purchaser of the consultant (and former employee) of Seller listed on Exhibit E hereto (the “Named Employee”) under a new offer letter or consulting agreement with Purchaser. Seller hereby waives any non-compete, non-solicitation and/or proprietary information restrictions and obligations in the Named Employee’s agreement with Seller, in each case solely regarding performing services for Purchaser as to the Arenavirus Assets.

5.4         Development Program. Purchaser will use commercially reasonable efforts to conduct research and activities described in the Development Plan in accordance with and subject to the terms and conditions of this Agreement. The expenses of the Development Program shall be borne solely by the Purchaser. For the purposes of this Section 5.4, the Purchaser shall be deemed to have used “commercially reasonable efforts” if the Purchaser, its Affiliates and/or licensees, individually or collectively, (x) during the two (2) Contract Years following the Effective Date (the “Initial Development Term”), spend at least [***] (the “Contract Year Minimum”) per Contract Year (including internal FTE costs, cash expenditures, out of pocket costs, and in kind expenses at fair market value) in connection with the research, development, manufacture and/or commercialization of Royalty-Bearing Products, and (y) as of the date that is three (3) months from the end of the Initial Development Term has raised at least [***] (excluding the amount of the Contract Year Minimum) for the purpose of continuing the development and/or commercialization of at least one (1) Royalty-Bearing Product. “Contract Year” shall mean a twelve (12)-month period commencing on the Effective Date or an anniversary thereof. No later than 30 days following the end of each Contract Year of the Initial Development Period, and for each calendar year thereafter, Purchaser shall furnish Seller with a written report containing in reasonable detail, (i) a summary of the research, clinical and regulatory activities conducted by Purchaser, it Affiliates or licensees to fulfill its obligations under this Section 5.4, and (ii) the amounts expended by each of them. Purchaser shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records setting forth all amounts spent in fulfillment of the Purchaser’s obligations set forth on Section 5.4 hereof. Purchaser shall and shall cause its Affiliates and licensees to permit Seller, by independent qualified public accountants employed by seller and reasonably acceptable to Purchaser, to examine such books and records at any reasonable time upon reasonable notice, but not later than three (3) years following the rendering of the reports called for in this Section 5.4 and to report their findings to the Seller.

5.5          Prosecution and Maintenance of Patents. Purchaser will prosecute and maintain the Patents assigned hereunder, except for those that the Parties mutually agree to abandon. Purchaser will report to Seller annually, at the same time it makes its reports under Section 5.4, on its patent prosecution activities during the preceding year and the amounts expended in such year. Purchaser shall promptly report in writing to Seller any known or suspected infringement of any of the Arenavirus Patents, and shall unless the parties shall otherwise agree, initiate suit or take other appropriate action reasonably required to protect or otherwise enforce the Arenavirus Patents.

5.6          Transfer of Patents. Purchaser shall ensure that in the event it sells or transfers any of the Arenavirus Patents to an unaffiliated third party for any consideration, unless the Seller otherwise agrees in writing, it will structure such sale or transfer to require the acquiring party to pay the applicable Milestone Payments and Product Royalty that would have been required to be paid by the Purchaser pursuant to Article II hereof and to otherwise assume the ongoing obligations of the Purchaser to the Seller under this Agreement.

5.7          Tax Cooperation; Allocation of Taxes.

The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Preclinical Antiviral Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return.

Article VI

Indemnification

6.1          Indemnification by the Seller.

6.1.1       Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, trustees, directors, officers, employees, and agents, and their respective successors, heirs and assigns from and against any and all Damages, incurred by or imposed upon the Purchaser arising out of any material breach of representation or warranty of the Seller contained in this Agreement or any material breach of any covenant of the Seller contained in this Agreement.

6.1.2       The obligation of Seller under Section 6.1.1 above shall continue until the eighteen month anniversary of the Effective Date.

6.1.3       Seller’s aggregate liability under this Agreement, including any amounts expended by Seller pursuant to Section 1.5.1 hereof, shall not exceed the sum of Fifty Thousand Dollars ($50,000.00). Any amounts that Seller may be required to spend in satisfaction of its indemnity or other obligations to the Purchaser hereunder may, at the sole election of the Seller and as the sole remedy of the Purchaser be required to be offset against the obligations of the Purchaser set forth in Section 2.2.1 hereof.

6.2          Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates, trustees, directors, officers, employees, and agents, and their respective successors, heirs and assigns from and against any Damages that the Seller incurs or becomes subject to as a result of: (a) any material breach of the representations and warranties of the Purchaser contained in this Agreement or any material breach of any covenant of the Seller contained in this Agreement; and (b) any liability arising from the development, manufacture, use, license, offer for sale, sale or exploitation of any product based upon the Arenavirus Assets by Purchaser, its Affiliates or licensees after the Effective Date, including without limitation any such liability arising from (i) a violation of Applicable Laws, (ii) death or bodily injury caused or allegedly caused by the use of such product and (iii) any actual or alleged infringement of any Patent, trademark or other intellectual property of a third party. The obligations of Purchaser under this Section 6.2 shall continue for the term of the Agreement, except with respect to the obligations set forth is Section 6.2(a), which shall continue until the eighteen-month anniversary of the Effective Date. Purchaser’s aggregate liability under this Agreement for Damages shall not exceed the sum of Fifty Thousand Dollars ($50,000.00).

6.3          Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to indemnify (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate (but not control) in such defense at such Indemnified Party’s expense, and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure to give notice. Except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not completely release the Indemnified Party. The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) if the Indemnifying Party elects to assume the defense of such claim in accordance with this Section 6.3. In the event that the Indemnifying Party does not promptly accept the defense of any matter as above provided and thereafter diligently conduct such defense, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand and to recover any amounts paid plus all expenses (including attorneys’ fees) from the Indemnifying Party. The Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article VI and the records of each shall be available to the other with respect to such defense.

6.4          LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF SECTION 5.2 HEREOF (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR SUBLICENSEES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

Article VII

Term and Termination

7.1          Term. This Agreement shall become effective on the date hereof and shall remain in effect until the expiration of Purchaser’s payment obligations hereunder. The Parties agree that the sale of Arenavirus Assets by Seller to Purchaser is intended to be perpetual, irrevocable, and non-terminable, and shall survive any termination or expiration of this Agreement, except as expressly set forth in Section 7.2.1(a) below.

7.2          Termination by Seller.

Seller may terminate this Agreement solely for Purchaser’s material, uncured breach under Sections 5.4 or 5.5 by providing Purchaser with written notification of such material breach, stating grounds thereof. Purchaser shall have ninety (90) days to cure such breach from the receipt of the notice or to dispute. If Purchaser fails to cure such material breach or to dispute within such ninety (90)-day period, then Seller may terminate this Agreement on written notice of termination. If Purchaser disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to Seller within the above time periods, then the parties shall resolve the matter by binding arbitration using the rules of JAMS, which arbitration shall take place in Chicago, and Seller may not terminate this Agreement until it has been determined by binding arbitration that Purchaser is in material breach of either Section 5.4 or 5.5 of this Agreement, and Purchaser further fails to cure such breach within thirty (30) days after the conclusion of that dispute resolution procedure. In the event Seller terminates this Agreement pursuant to this Section 7.2, Purchaser shall assign to Seller Purchaser’s rights under all Arenavirus Assets sold by Seller to Purchaser under Section 1.1 under this Agreement, free and clear of all liens and encumbrances. Other than expressly set forth in Section 7.2 above, Seller shall have no other right to terminate this Agreement whatsoever. In the event of a material breach by the Purchaser of any material provision of this Agreement other than as set forth in this Section 7.2, Seller shall have available to it all monetary remedies available to it with respect to such breach other than to seek termination, rescission, annulment, cancellation, voidness, or other similar remedies intended to take away the rights of Purchaser to use, exploit and dispose of any the Arenavirus Assets. Seller agrees and understands that its sole and exclusive remedy for any such claim shall be a claim for monetary damages from and against Purchaser and it hereby waives any and all remedies or claims for equitable or other forms of relief, except for monetary damages.

7.3          Survival. In addition to the effect of expiration set forth in this Article VII above, the following provisions shall survive the expiration of this Agreement for any reason: Section 5.2 and Articles 6 and 8.

Article VIII

Miscellaneous

8.1          Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

SIGA Technologies, Inc.
660 Madison Avenue, Suite 1700
New York, NY 10065
Attn: General Counsel
Facsimile: [***]

with copies to:

SIGA Technologies, Inc.
4575 SW Research Way, Suite 230
Corvallis, OR 97333
Attn: Contract Manager
Facsimile: [***]

if to the Purchaser:

Kineta Four, LLC
219 Terry Ave North, Suite 300
Seattle, WA 98109
Attention: General Counsel
Facsimile: [***]

or, in each case, at such other address as may be specified in writing to the other parties hereto.

8.2          Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.3          Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.4          Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

8.5          Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Seller and its successors and permitted assigns (if any) and the Purchaser and its successors and permitted assigns (if any). None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties to this Agreement and their respective successors and assigns (if any).

8.6          Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

8.7          Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

8.8          Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.9          Entire Agreement. The Agreement and Ancillary Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

8.10        Expenses. Seller and Purchaser each shall bear their respective expenses, costs and fees (including attorneys’, auditors, and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

8.11        Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other Party, provided that either Party may do so without such consent in the event of a sale or merger of all or substantially all of the assets or stock of such Party provided that such assignee agrees in writing (with a copy to the other Party) to assume all future obligations under this Agreement of the assigning Party.

8.12        Knowledge. Neither Party will be deemed to have breached any representation or warranty that is made to such Party’s “knowledge” unless an officer of such Party with the rank of Vice President or above has actual knowledge that such representation or warranty is materially inaccurate.

8.13        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement and Exhibit A, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Remainder of page intentionally left blank]

The parties to this Agreement have caused this Agreement to be executed and delivered as of the Effective Date.

KINETA FOUR, LLC
a Washington limited liability company

By:	/s/ Charles L. Magness

Name:	Charles L. Magness

Title:	Manager

SIGA TECHNOLOGIES INC.
a Delaware corporation

By:	/s/ Daniel J. Luckshire

Name:	Daniel J. Luckshire

Title:	CFO

Schedules

Schedule 1.1a

Arenavirus Know-How

Schedule 1.1b

Arenavirus Patents

Schedule 1.1(c)

Materials and Equipment

Schedule 1.1(d)

Arenavirus Documents

Schedule 1.1(f)

Terminated Contracts

Schedule 1.1(g)

Assigned Contracts

Schedule 1.4

Assumed Liabilities

Schedule 3.1.2

Required Consents

Schedule 3.1.8

Government Contracts

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

1.1.1

“Action” or “Proceeding” shall mean any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

1.1.2

“Affiliate” of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, only for so long as such Person remains under such control.

1.1.3

“Agreement” shall mean this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

1.1.4

“Ancillary Agreements” shall mean [the Assignment and Assumption Agreement, Profits Interest Unit Agreement] and any other agreement referred to herein.

1.1.5

“Applicable laws” shall mean all applicable provisions of all (i) constitutions, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, and decrees of any Governmental Authority.

1.1.6

“Apportioned Obligations” is defined in Section 5.3.2.

1.1.7

“Arenavirus Assets” shall mean those assets of the Seller’s Arenavirus antiviral drug development program set forth on the Schedules to Section 1.1 hereof.

1.1.8

“Royalty-Bearing Product” shall mean a Royalty Bearing Product arising from the Arenavirus Assets.

1.1.9

“Assigned Contracts” is defined in Section 1.1(g).

1.1.10

“Assumed Liabilities” is defined in Section 1.5.

1.1.11

“Closing” is defined in Section 4.1.

1.1.12

“Consent” shall mean any consent, approval, authorization, waiver, permit, concession, agreement, registration, or certificate of, or filing with or report or notice to, any Person, including but not limited to any Governmental Authority.

1.1.13

“Contract” shall mean any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, engagement letter or agreement, contract extension, re-bid, existing proposal, bid, purchase order and other commitments or other agreement or arrangement, oral or written, to which Seller is a party or by which Seller is bound.

1.1.14

“Damages” shall mean losses, liabilities, fines and damages (including reasonable attorney’s fees and any other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened), resulting from third party action, complaint, claims and suits, including without limitation, third-party special, indirect, incidental, consequential, punitive or multiple damages (including lost profits) and third party settlements with respect thereto;

1.1.15

“Development Plan” shall mean the Development Plan attached hereto as Exhibit C, as such may be amended or supplemented by the parties at any time.

1.1.16

“Generic Product” shall mean, with respect to a Royalty-Bearing Product, a product comprising the same active ingredient or a biosimilar thereof.

1.1.17

“Governmental Authority” shall mean any nation or government or any state, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or any State of the United States or any foreign government.

1.1.18

“Improvements” shall mean significant or material improvements, enhancements, and modifications to an invention, technology, trade secret, material, or know-how.

1.1.19

“Including” shall mean including without limitation.

1.1.20

“Indemnified Party” is defined in Section 6.3.

1.1.21

“Indemnifying Party” is defined in Section 6.3.

1.1.22

“Initial Development Term” is defined in Section 5.5.

1.1.23

“Intellectual Property” shall mean all rights and entitlements recognized, vested, granted, available, or existing anywhere in the world, whether through formal registration or application or otherwise, to inventions (whether patentable or not), methods, discoveries, improvements, Know-How, technologies, works of authorship, mask works, information, and designs, including without limitation, patents and patent rights, copyrights, trade secret rights, trademark rights, database rights, industrial property rights, moral rights, registered design rights, utility models and utility model rights, invention disclosures, and all pending applications for and registrations of any of the foregoing, and the right to sue for past, present and future infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

1.1.24

“Know-How” shall mean know-how, trade secrets, information, data, knowledge, experience, procedures, processes, composition, methods, formulae, SOPs, protocols, techniques, and technical and scientific information.

1.1.25

“Liability” or “Liabilities” shall mean all indebtedness, obligations, duty to perform, commitments and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

1.1.26

“Lien” shall mean any mortgage, pledge, floating charge, hypothecation, claim, security interest, encumbrance, easement, covenant, encroachment, burden, title defect, lien, option or right of first refusal.

1.1.27

“Materials and Equipment” shall mean the materials and equipment set forth on Schedule 1.1 (c).

1.1.28

“Matter” shall mean any claim, demand, dispute, action, suit, proceeding, investigation or other similar matter.

1.1.29

“Milestone Payment” is defined in Section 2.2.1.

1.1.30

“Milestone” is defined in Section 2.2.1.

1.1.31

“Net Sales” means the gross invoice price charged by, and the value of non-cash consideration owed to, the Purchaser, its Affiliate or sublicensee or any third party purchaser of the Arenavirus Patents from the Seller for sales of Royalty-Bearing Products, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties, value-added or other excise taxes when included in gross sales (but not income taxes derived from such sales); transportation charges; and allowances, chargebacks or credits to customers because of rejections or returns. For purposes of calculating Net Sales (a) sales between Purchaser, its Affiliate and/or sublicensee for end use by the purchasing entity will be treated as a sale at Licensee’s, Affiliate’s, and/or, sublicensee’s list price, and (b) Royalty-Bearing Products provided as promotional samples, provided at or below cost for indigent care or patient assistance programs, or administered in clinical trials of Royalty-Bearing Products (except to the extent the recipient is charged for such Royalty-Bearing Products in any post-approval clinical trial) shall be excluded in the calculation of Net Sales. For clarity, the sales of each unit of Royalty-Bearing Product shall be included only once in the calculation of the Net Sales, at the first occurrence when such unit, service or method is sold by Purchaser, its Affiliate, or Sublicensee to a third party for consideration, regardless of how many times sales occur in the chain of distribution before such unit, service or method reaches the end user.

If a Royalty-Bearing Product is Sold in a combination with another component as a Combination Product (such product, a “Combination Product” and such sale, a “Combination Sale”), Net Sales on the Combination Sale shall be calculated by multiplying the Net Sales of that Combination Sale by the fraction A/(A+B), where (i) A is the total of the average of the separately listed quarterly Sale price of the Royalty-Bearing Product contained within or used in the Combination Product; and (ii) B is the total of the average of the separately listed quarterly sales price of the other component contained within or used in the Combination Product. If, on a country-by-country basis, either or both the Royalty-Bearing Product and/or the other Component is not sold separately, Net Sales on the Combination Sale shall be calculated as above, using the separately listed quarterly sales price of the Royalty-Bearing Product or other component contained within or used in the Combination Product, that is sold separately, and an estimated sales price to be negotiated by the parties in good faith for the Royalty-Bearing Product or the other component contained within or used in the Combination Product that is not sold separately.

1.1.32

“Party” or “party” shall mean Seller or each Purchaser, and “Parties” or “parties” means Seller and each Purchaser, as appropriate in context.

1.1.33

“Patents” shall mean (a) United State patents, together with any and all reexaminations, reissues, renewals, extensions and term restorations, inventors’ certificates and foreign counterparts thereof; and (b) United States patent applications, including provisionals, continuations, continued prosecutions, divisionals and substitute applications, and foreign counterparts thereof.

1.1.34

“Permitted Liens” shall mean Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller’s books in accordance with generally accepted accounting principles in the United States as consistently applied by Seller.

1.1.35

“Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

1.1.36

“Phase 2 Clinical Trial” shall mean a human clinical trial of a product, the principal purpose of which is to evaluate the effectiveness of such product in the target patient population, as described in 21 C.F.R. § 312.21(b), or its foreign equivalent.

1.1.37

“Phase 3 Clinical Trial” shall mean a human clinical trial of a product, the principal purpose of which is to evaluate the effectiveness of such product in the target patient population, as described in 21 C.F.R. § 312.21(c), or its foreign equivalent.

1.1.38

“Post-Closing Tax Period” is defined in Section 5.3.2.

1.1.39

“Arenavirus Assets” is defined in Section 1.1.

1.1.40

“Arenavirus Documentation” shall mean: (a) all tangible reports, data and information, regardless of the media on which they reside, that are owned by or in the possession of Seller or any of its Affiliates, that relate to the research, development, manufacture and/or commercialization of the Arenavirus Technology or products comprising Arenavirus Technology, including without limitation manufacturing process documentation, regulatory filings and correspondences, notebooks (other than laboratory notebooks containing research information relating to both Seller’s Arenavirus Program and other of Seller’s programs), correspondences, raw data, presentations, graphs, charts, reports, publications and databases, and (b) copies of all Assigned Contracts and Terminated Contracts.

1.1.41

“Arenavirus Know-How” shall mean all Know-How owned by Seller or its Affiliates prior to or as of the Closing that relate to the composition of matter of, or the method of making or using, Arenavirus Technology or products comprising Arenavirus Technology.

1.1.42

“Arenavirus Materials” shall mean the Materials owned by Seller that relate to the Arenavirus Technology, including the Materials described in Schedule 1.1 (d) hereto.

1.1.43

“Arenavirus Patents” shall mean the Patents (together with their associated rights) set forth on Schedule 1.1 (b) hereto, including the Patents that have been abandoned by the Seller within one year of the Effective Date.

1.1.44

“Arenavirus Technology” shall mean the technology underlying, and included in the Arenavirus Assets.

1.1.45

“Pre-Closing Tax Period” is defined in Section 5.3.2.

1.1.46

“Product Royalty” is defined in Section 2.3.1.

1.1.47

“PTO” shall mean the United States Patent and Trademark Office or any successor entity.

1.1.48

“Purchaser” is defined in the recitals of this Agreement.

1.1.49

“Rights Encumbrances” is defined in Section 1.6.

1.1.50

“Royalty-Bearing Product” shall mean any product to the manufacture, use, offer for sale, sale or importation of which, if performed by an unlicensed third party, (i) would infringe one or more claims in any issued Arenavirus Patents or (ii) would be reasonably likely to infringe one or more claims of a patent application included within the Arenavirus Patents or Arenavirus Know-How.

1.1.51

“Arenavirus Patents” is defined in Section 3.1.9(a).

1.1.52

“Seller” is defined in the recitals of this Agreement.

1.1.53

“Terminated Contracts” is defined in Section 1.1(f).

1.1.54

“Transfer Plan” shall mean an agreed upon plan for transfer of the Arenavirus Assets by Seller to Purchaser, attached to this Agreement as Exhibit D.

Exhibit B

Assignment and Assumption Agreement(s)

Exhibit C

Development Plan

Exhibit D

Transfer Plan

Exhibit E

Named Employees